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                                                                 Exhibit 4.4

                           INVESTOR'S RIGHTS AGREEMENT

         INVESTOR'S RIGHTS AGREEMENT, dated as of July 25, 2000 (the "AGREEMENT"), by and among WJ COMMUNICATIONS, INC., a California corporation (the "COMPANY") and Investor International (Cayman) Limited (the "INVESTOR").

                                    RECITALS

         WHEREAS, the Company and the Investor have entered into that certain Stock Purchase Agreement dated as of July 25, 2000 (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Investor is, subject to the terms and conditions thereof, purchasing shares of the Company's Series A Preferred Stock (the "SERIES A PREFERRED STOCK");

         WHEREAS, in order to induce the Investor to enter into and consummate the Stock Purchase Agreement, and to fulfill a condition to the Investor's obligation to do so, the Company has agreed to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         "AFFILIATE" of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with such Person.

         "AGREEMENT" shall have the meaning ascribed to it in the Introduction hereof.

         "BOARD" shall mean the Board of Directors of the Company.

         "CLAIMS" shall mean losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened).

         "COMMON STOCK" shall mean the common stock of the Company, without par value.

         "COMPANY" shall mean WJ Communications, Inc., a California corporation.

         "DEMAND REGISTRATION" shall have the meaning ascribed to it in Section 3(b) hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

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         "FORM S-3" shall mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

         "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

         "PIGGYBACK NOTICE" shall have the meaning ascribed to it in Section 3.1(a) hereof.

         "PIGGYBACK REGISTRATION" shall have the meaning ascribed to it in
Section 3.1(a) hereof.

         "PURCHASER" or "PURCHASERS" shall mean the Investor and any Person or Persons to whom registration rights may have been properly transferred by the Investor pursuant to Section 3.7 of this Agreement.

         "QUALIFIED IPO" shall mean an underwritten initial public offering or public offerings of shares of Common Stock pursuant to a registration statement or registration statements under the Securities Act with aggregate gross proceeds to the Company in excess of $30 million.

         "REGISTRABLE SECURITIES" shall mean any Common Stock issued or issuable to the Purchasers; provided, however, as to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company.

         "REGISTRATION EXPENSES" shall mean any and all expenses incident to performance of or compliance with Article III of this Agreement, including without limitation, (i) all SEC, stock exchange and Nasdaq and NASD registration and filing fees, (ii) all fees and expenses of complying with securities or "blue sky" laws (including reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of the Company's independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one counsel retained by the Purchasers as a group in connection with each such registration, (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts


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retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of the NASD, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and (viii) securities acts liability insurance (if the Company elects to obtain such insurance).

         "RULE 144" shall mean Rule 144 under the Securities Act.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECTION 3.1 SALE NUMBER" shall have the meaning ascribed to it in
Section 3.1(d) hereof.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SHARES" shall mean any shares of, or securities convertible into or exercisable for any shares of any class of the Company's capital stock.

         "VIOLATION" shall have the meaning ascribed to it in Section 3.3(a) hereof.

                                   ARTICLE II

                              RIGHT OF FIRST OFFER

         2.1 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Article II, the Company hereby grants to the Investor a right of first offer with respect to future sales by the Company of its Shares. Each time the Company proposes to offer any Shares, the Company shall first make an offering of such Shares to the Investor in accordance with the following provisions:

                  (a) The Company shall give written notice ("NOTICE") to the Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                  (b) By written notification from the Investor to the Company given within ten (10) business days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued upon conversion of the Series A Preferred Stock purchased by the Investor pursuant to the Stock Purchase Agreement and then held by the Investor, plus the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock purchased by the Investor pursuant to the Stock Purchase Agreement and then held by the Investor, bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities).


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                  (c) Notwithstanding anything in the foregoing to the contrary, the rights of Investor provided in this Article II shall not apply to the sale or issuance of any of the following: (A) issuance of up to 551,471 shares of the Series A Preferred Stock to investor(s) other than the Investor, and shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock;
(B) securities issued pursuant to any acquisition that has been approved by the Board or pursuant to any other corporate transaction that has been approved by the Board; (C) securities issued to employees, officers or directors of, or advisors or consultants to, the Company, pursuant to warrant agreements, stock purchase or stock option plans or agreements or other incentive stock or compensatory arrangements approved by the Board; (D) securities issued to effect any stock split or stock dividend by the Company; or (E) securities issued in a Qualified IPO.

         2.2 TERMINATION OF RIGHT OF FIRST OFFER. The right of first offer set forth in this Article II shall terminate upon the completion of a Qualified IPO.


                                   ARTICLE III

                               REGISTRATION RIGHTS

         3.1  PIGGYBACK AND DEMAND REGISTRATIONS.

                  (a) PIGGYBACK REGISTRATIONS. If at any time after the occurrence of a Qualified IPO, the Company proposes to register for sale under the Securities Act any of its equity securities (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), or any shares pursuant to a Demand Registration under Section 3.1(b), in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act and in an underwritten offering, the Company will each such time promptly give written notice to all Purchasers who beneficially own any Registrable Securities of its intention to do so, of the registration form of the SEC that has been selected by the Company and of such holders' rights under this Section 3.1 (the "PIGGYBACK NOTICE"). The Company will use its best efforts to include, and to cause the underwriter or underwriters to include, in the proposed offering, on the same terms and conditions as the securities of the Company included in such offering, all Registrable Securities that the Company has been requested in writing, within fifteen (15) calendar days after the Piggyback Notice is given, to register by the Purchasers thereof (each such registration pursuant to this Section 3.1(a) , a "PIGGYBACK REGISTRATION"); provided, however, that (i) if, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities (or, in the case of a Demand Registration where the Initiating Holder(s) (as defined below), so determine(s)), the Company may, at its election (or, in the case of a Demand Registration, where the Initiating Holder(s) so determine(s), the Company shall), give written notice of such determination to all Purchasers who beneficially own any Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, and (ii) in case of a determination by the Company to delay registration of its equity securities (or, in the case of a Demand Registration, if the Initiating Holder(s) so


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determine(s), the Company shall be permitted to (or, in the case of a Demand
Registration where the Initiating Holder(s), so determine(s), the Company shall) delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities (provided that clauses (i) and (ii) shall not relieve the Company of its obligations under Section 3.1(b). In the case of any registration of Registrable Securities in an underwritten offering pursuant to this Section 3.1(b), all Shareholders proposing to distribute their securities pursuant to this Section 3.1(b) shall, at the request of the Company (or, in the case of a Demand Registration, at the request of the Initiating Holder(s)), enter into an agreement in customary form with the underwriter or underwriters.

                  (b) DEMAND REGISTRATIONS. The Company, following the consummation of an Qualified IPO, upon the request of Purchasers holding at least 25% of the Registrable Securities ("INITIATING HOLDER(S)"), shall use its reasonable best efforts to register under the Securities Act any reasonable portion of Registrable Securities with an aggregate offering price of not less than $100,000 held by the Initiating Holder(s) (including, at the election of such Initiating Holder(s), in an underwritten offering) and bear all Registration Expenses in connection with such offering in a manner consistent with Section 3.1(c) below and shall enter into such other agreements in furtherance thereof (such registration pursuant to this Section 3.1(b), the "DEMAND REGISTRATION"), and the Company shall provide customary indemnifications in such instances (in a manner consistent with the indemnification provisions of this Article III) to the Initiating Holder(s) and any such underwriters. Purchasers shall have the right to initiate one (1) Demand Registration pursuant to this Section 3.1(b). A registration shall not count as a Demand Registration unless and until the registration statement relating thereto has been declared effective by the SEC and not withdrawn. If the Demand Registration requested by Purchasers is in the form of an underwritten offering, Purchasers shall designate the underwriter or underwriters to be utilized in connection such offering, subject to the consent of the Company not to be unreasonably withheld. Notwithstanding the foregoing, the Company shall not be obligated to effect a Demand Registration if, at the time of such request, all such Registrable Securities are eligible for sale to the public by the Initiating Holder(s) without registration under Rule 144 under the Securities Act, with such sale not being limited by either the timing or volume restrictions thereunder.

                  (c) EXPENSES. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.1; PROVIDED, HOWEVER, that each Purchaser shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Purchaser's Registrable Securities pursuant to a registration statement effected pursuant to this Section 3.1.

                  (d) PRIORITY IN PIGGYBACK AND DEMAND REGISTRATIONS. If the managing underwriter for a registration pursuant to this Section 3.1 shall advise the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number (the "SECTION
3.1 SALE NUMBER") that can be sold in an orderly manner in such offering within a price range acceptable to the Company (or, in the case of a Demand Registration, to the Initiating Holder(s)), the Company shall include in such offering (i) first, all the securities the Company proposes to register for its own sale, and (ii) second, to the extent that the securities the Company proposes to register are less


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than the Section 3.1 Sale Number, all Registrable Securities requested to be included by all Purchasers and all other securities held by other Persons having contractual registration rights granted by the Company; provided, however, that if the number of such Registrable Securities and other securities exceeds (x) the Section 3.1 Sale Number less (y) the number of securities included pursuant to clause (i) hereof, then the number of such Registrable Securities and other securities included in such registration shall be allocated pro rata among all requesting Purchasers and all such other Persons, on the basis of the relative number of shares of such Registrable Securities and other securities each such Purchaser and each such other Person then holds; PROVIDED, HOWEVER, and notwithstanding anything in the foregoing to the contrary, in the case of a Demand Registration pursuant to Section 3.1(b), if the number of securities requested to be included in such registration exceeds the Section 3.1 Sale Number, then number of securities included pursuant to this Section in the registration shall be allocated first to the Purchasers.

                  (e) UNDERWRITING REQUIREMENTS. In connection with any offering involving any underwriting of securities in a Piggyback Registration, the Company shall not be required to include any Purchaser's Registrable Securities in such underwriting unless such Purchaser accepts the terms of the underwriting as agreed upon between the Company and the underwriters as to the quantity, and terms and conditions of inclusion of, such securities as set forth in Section 3.1(a) hereof, and such Purchaser agrees to sell such Purchaser's Registrable Securities on the basis provided therein and completes and/or executes all questionnaires, indemnities, lock-ups, underwriting agreements and other documents (including powers of attorney and custody arrangements) required generally of all selling Purchasers, in each case in customary form and substance, which are requested to be executed in connection therewith.

         3.2 REGISTRATION PROCEDURES. If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Article III, the Company will, as soon as practicable:

                  (a) prepare and file with the SEC the requisite registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become and remain effective;

                  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as the Company shall deem appropriate (provided that such period shall not be shorter than ninety (90) days following the effectiveness of such registration statement or, if shorter, until the completion of the distribution of the Registrable Securities) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period;

                  (c) furnish to each seller of such Registrable Securities and each underwriter such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), and such number of copies of the prospectus included in such registration statement (including each preliminary


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prospectus and summary prospectus), in conformity with the requirements of the
Securities Act, and such other documents as such seller may reasonably request;

                  (d) promptly notify each Purchaser that holds Registrable Securities covered by such registration statement, (i) when such registration statement or any post-effective amendment or supplement thereto becomes effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement (and take all reasonable action to prevent the entry of such stop order or to remove it if entered, or the initiation of any proceedings for that purpose), or (iii) of the happening of any event as a result of which the registration statement, as then in effect, the prospectus related thereto or any document included therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and promptly file such amendments and supplements which may be required on account of such event and use its reasonable best efforts to cause each such amendment and supplement to become effective;

                  (e) promptly furnish counsel for each underwriter, if any, and for the selling Purchasers of Registrable Securities, copies of any written request by the SEC or any state securities authority for amendments or supplements to a registration statement and prospectus or for additional information;

                  (f) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

                  (g) use reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange, or authorized for quotation on Nasdaq, on which similar equity securities issued by the Company are then listed or authorized for quotation, or eligible for listing or quotation, if the listing or authorization for quotation of such securities is then permitted under the rules of such exchange or the NASD;

                  (h) enter into an underwriting agreement with the underwriter of such offering in the form customary for such underwriter for similar offerings, including such representations and warranties by the Company, provisions regarding the delivery of opinions of counsel for the Company and accountants' letters, provisions regarding indemnification and contribution, and such other terms and conditions as are at the time customarily contained in such underwriter's underwriting agreements for similar offerings (the sellers of Registrable Securities which are to be distributed by such underwriter(s) may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriter(s) shall also be made to and for the benefit of such sellers of Registrable Securities);

                  (i) make available for inspection by representatives of the selling Purchasers who hold Registrable Securities and any underwriters participating in any disposition pursuant hereto and any counsel or accountant retained by such Purchasers or underwriters, all relevant financial and other records, pertinent corporate documents and


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properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a registration pursuant hereto; PROVIDED, HOWEVER, that, with respect to records, documents or information which the Company determines, in good faith, to be confidential and as to which the Company notifies such representatives, underwriters, counsel or accountants in writing of such confidentiality, such representatives, underwriters, counsel or accountants shall not disclose such records, documents or information unless (i) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (ii) such records, documents or information have previously been generally made available to the public, or (iii) the disclosure of such records, documents or information is necessary, in the written opinion of outside legal counsel, to avoid or correct a material misstatement or omission in the registration statement and then only after reasonable request has been made to the Company to make such disclosure and the Company has denied such request. Each selling Purchaser of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates (or for such Purchaser's business purposes or for any reason other than in connection with a registration hereunder) unless and until such information is made generally available (other than by such Purchaser or where such Purchaser knows that such information became publicly available as a result of a breach of any confidentiality arrangement) to the public. Each selling Purchaser of such Registrable Securities further agrees that it will, upon learning that disclosure of such records is sought, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the records deemed confidential;

                  (j) permit any beneficial owner of Registrable Securities who, in the sole judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, that in the judgment of such holder, as aforesaid, should be included; and

                  (k) make reasonably available its employees and personnel and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company's businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering.

         The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing. The Company shall not be required to register or qualify any Registrable Securities covered by such registration statement under any state securities, or "BLUE sky," laws of such jurisdictions other than as it deems necessary in connection with the chosen method of distribution or to take any other actions or do any other things other than those it deems necessary or advisable to consummate such distribution, and the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified, to subject


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itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

         Each beneficial owner of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subclauses (ii) and (iii) of clause (d) of this Section 3.2, such beneficial owner will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such beneficial owner's receipt of the copies of the supplemented or amended prospectus contemplated by clause (d) of this Section 3.2, and, if so directed by the Company, such beneficial owner will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such beneficial owner's possession, of the prospectus covering such Registrable Securities that was in effect prior to such amendment or supplement.

         3.3  INDEMNIFICATION.

                  (a) In the event of any registration of any Registrable Securities pursuant to this Article III , the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of any Registrable Securities covered by such registration statement, its directors, officers, fiduciaries, employees and stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees and stockholders, members or general and limited partners thereof), each other Person who participates as an underwriter or a qualified independent underwriter, if any, in the offering or sale of such securities, each director, officer, fiduciary, employee and stockholder or general and limited partner of such underwriter or qualified independent underwriter, and each other Person (including any such Person's directors, officers, fiduciaries, employees and stockholders, members or general and limited partners), if any, who controls such seller or any such underwriter or qualified independent underwriter, within the meaning of the Securities Act, against any and all Claims in respect thereof and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the Company's consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any of the following actual or alleged statements, omissions or violations (each, a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered pursuant to this Agreement under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such

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indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; PROVIDED, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim or expense arises out of or is based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such indemnified party expressly stating that such information is for use in any such registration statement preliminary, final or summary prospectus or amendment or supplement or document incorporated by reference into any of the foregoing.

                  (b) Each holder of Registrable Securities that are included in the securities as to which any Demand Registration or Piggyback Registration is being effected (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration or Piggyback Registration, any underwriter and qualified independent underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 3.3), to the extent permitted by law, the Company, its directors, officers, fiduciaries, employees and stockholders (and the directors, officers, fiduciaries, employees and stockholders or general and limited partners thereof) and each Person (including any such Person's directors, officers, fiduciaries, employees and stockholders or general and limited partners), if any, controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, fiduciaries, employees and stockholders, members or general and limited partners and respective controlling Persons (including any such Person's directors, officers, fiduciaries, employees and stockholders, members or general and limited partners) against any and all Claims and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such holder or underwriter or qualified independent underwriter, if any, expressly stating that such information is for use in connection with any registration statement, preliminary, final or summary prospectus or amendment or supplement or document incorporated by reference into any of the foregoing; PROVIDED, HOWEVER, that the aggregate amount which any such holder, underwriter or qualified independent underwriter shall be required to pay pursuant to this Section 3.3(b) and Sections 3.3(c) and (e) shall be limited to (x) in the case of any such holder, the amount of the gross proceeds received by such holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim and (y) in the case of any such underwriter or qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it pursuant to the registration statement giving rise to such claim.

                  (c) Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 3.3 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration, Piggyback Registration or the IPO, any underwriter and qualified independent underwriter, if any) with respect to any required registration or other qualification of securities under any state securities and "BLUE SKY" laws.

                  (d) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.3, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 3.3, except to the extent the indemnifying party is prejudiced thereby, and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 3.3. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

                  (e) If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 3.3(a),
(b) or (c), then each
indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other from the relevant offering of securities. If, however, the allocation provided in the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required by Section 3.3(d) above and the indemnifying party is prejudiced thereby, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of but also the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 3.3(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 3.3(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this
Section 3.3(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 3.3(e) to contribute any amount in excess of (x) in the case of an indemnifying party that is a holder of Registrable Securities, the gross proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, or (y) in the case of an indemnifying party that is an underwriter or a qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less, in any such case referred to in (x) and (y), the amount of all indemnification and contribution payments made pursuant to Sections 3.3(b) and (c) and this Section 3.3(e), as the case may be, in connection with such offering.

                  (f) The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

                  (g) The indemnification and contribution required by this
Section 3.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

         3.4  HOLDBACK AGREEMENT.

                  (a) If requested in writing by the Company or the underwriter, if any, of any offering affording Purchasers registration rights pursuant to
Section 3.1 (whether or not some or all of such Purchaser's Registrable Securities are subject to a cutback pursuant to Section 3.1(d) of this Agreement, but provided that Purchaser actually participates in a sale of Registrable Securities in such transaction), and in connection with a Qualified IPO, each Purchaser agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities or any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) within fourteen
(14) days before or 180 days after the effective date of a registration statement affording Purchasers such registration rights (including where subject to a cutback pursuant to Section 3.1(d) of this Agreement).

                  (b) If requested in writing by the underwriter of any offering in connection with a Demand Registration, the Company agrees not to effect any public sale or distribution (other than public sales or distributions solely by and for the account of the Company of securities issued (x) pursuant to any employee or director benefit or similar plan or any dividend reinvestment plan or (y) in any acquisition by the Company) of any Registrable Securities or any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), within fourteen
(14) days before or 180 days after the effective date of a registration statement filed in connection with a Demand Registration, or for such shorter period as the sole or lead managing underwriter shall request, in any such case, unless consented to by such underwriter.

         3.5  FORM S-3 REGISTRATION

         From and for so long as the Company is eligible to use Form S-3 with respect to the registration under the Securities Act of Registrable Securities, the Purchaser shall be entitled to request two (2) registrations of Registrable Securities on a Form S-3 registration statement. If the Company shall receive from any Purchaser or Purchasers a written request or requests that the Company effect such a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Purchaser or Purchasers, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Purchasers; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Purchaser's or Purchasers' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Purchaser or Purchasers joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.5, (1) if

Form S-3 is not available for such offering by the Purchasers; (2) if the Company has already effected two registrations on Form S-3 for the Purchasers pursuant to this Section 3.5; or (3) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Purchasers. All Registration Expenses incurred in connection with a registration requested pursuant to this Section shall be borne by the Company. Registrations effected pursuant to this Section shall not be counted as demands for registration or registrations effected pursuant to
Section 3.1.

         3.6 DEFERRAL. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to prepare and file, or cause to become effective, any registration statement pursuant to Section 3.1(b) or
Section 3.5 hereof at any time when, in the good faith judgment of the Board, the filing thereof at the time requested or the effectiveness thereof after filing should be delayed to permit the Company to include in the registration statement the Company's financial statements (and any required audit opinion thereon) for the then immediately preceding fiscal year or fiscal quarter, as the case may be. The filing of a registration statement by the Company cannot be deferred pursuant to the provisions of the immediately preceding sentence beyond the time that such financial statements (or any required audit opinion thereon) would be required to be filed with the SEC as part of the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, if the Company were then obligated to file such reports. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to file a registration statement, or cause a registration statement previously filed pursuant to Section 3.1(b) or Section 3.5 to become effective, and may suspend sales by the holders of Registrable Securities under any registration that has previously become effective, at any time when, in the good faith judgment of the Board, it reasonably believes that the effectiveness of such registration statement or the offering of securities pursuant thereto would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction or negotiations, discussions or pending proposals with respect thereto, or would otherwise be materially detrimental to the Company and its shareholder; provided that deferrals pursuant to this sentence shall not exceed, in the aggregate, 180 days in any calendar year. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and the rights of holders of Registrable Securities to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the immediately preceding sentence for more than 15 days after the abandonment or 30 days after the consummation of any of the foregoing proposals or transactions, unless invoked under new circumstances.

         3.7 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article III may be assigned (but only with all related obligations) by a Purchaser to:

                  (a) any member of such Purchaser's Group, as defined below, or

                  (b) any transferee or assignee of such securities who, after such assignment or transfer, holds at least twenty percent (20%) of the Registrable Securities initially held by the Investor as of the date of this Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), PROVIDED: (1) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (2) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (3) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or a limited liability company who are partners or members or retired partners or retired members of such partnership or limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners or such members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; PROVIDED that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 3.7.

For purposes of this Agreement, a "PURCHASER'S GROUP" shall mean:

                  (i) in the case of any Purchaser who is an individual, (x) such Purchaser; (y) the spouse and lineal descendents of such Purchaser, and (z) all trusts for the benefit of the foregoing;

                  (ii) in the case of any Purchaser which is a partnership, (x) such Purchaser or any of its affiliates, (y) its partners, and (z) any person or entity to which such Purchaser shall transfer all or substantially all of its assets;

                  (iii) in the case of any Purchaser which is a limited liability company, (x) such Purchaser or any of its affiliates, (y) its managing and non-managing members, and (z) any person or entity to which such Purchaser shall transfer all or substantially all of its assets; and

                  (iv) in the case of any Purchaser which is a corporation, (x) such Purchaser or any of its subsidiaries, (y) all stockholders thereof who hold more than 50% of the shares of the capital stock entitled to vote for the election of directors of such Holder, and (z) any person or entity to which such Purchaser shall transfer all or substantially all of its assets.

         3.8 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted in this Article III shall terminate the earlier of two years after the closing of a Qualified IPO or four years from the date hereof.

                                   ARTICLE IV

                    INFORMATION AND BOARD OBSERVATION RIGHTS

         4.1 DELIVERY OF FINANCIAL INFORMATION. So long as the Series A Preferred Shares are outstanding, the Company shall deliver to each holder of Series A Preferred Stock who is not a competitor of the Company or any of its Affiliates (as determined in the sole good faith judgment of the Board):

                  (a) as soon as practicable after the end of each fiscal year of the Company, but in any event, within ninety (90) days after the end of each fiscal year, audited financial statements consisting of consolidated statements of income and cash flow for such fiscal year along with comparisons to the previous year, and a consolidated balance sheet of the Company as of the end of such fiscal year along with comparisons to the previous year, prepared in accordance with generally accepted accounting principles, consistently applied; and

                  (b) as soon as practicable after the end of each fiscal quarter of the Company, but in any event, within forty five (45) days after the end of such quarter, unaudited financial statements, consisting of consolidated statements of income and cash flow for such fiscal quarter, along with a comparison to the previous quarterly period and to the corresponding period in the previous year, and a consolidated balance sheet of the Company as of the end of such fiscal quarter, prepared in accordance with generally accepted accounting principles, consistently applied.

         4.2 CONFIDENTIALITY. Each Person who receives confidential information pursuant to this Article IV, by its receipt thereof, agrees to hold in confidence and trust and not to misuse or disclose any such confidential information. Information received from the Company will not be deemed to be confidential information if: (i) the information was generally available to the public at the time of disclosure to such Person; (ii) the information becomes generally available to the public, except as the result of unauthorized disclosure by such Person; or (iii) the information can be shown to have been in such Person's possession prior to receipt from the Company.

         4.3 TERMINATION OF INFORMATION RIGHTS. The information rights set forth in Section 4.1 shall terminate upon the completion of a Qualified IPO.

                                    ARTICLE V

                               GENERAL PROVISIONS

         5.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

                  If to the Company:

                  WJ Communications, Inc.
                  Stanford Research Park
                  3333 Hillview Avenue
                  Palo Alto, California 94304
                  Attention:  Malcolm J. Caraballo
                  Telephone No.: (650) 493-4141
                  Telecopier No.:

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention: Mitchell S. Presser
                  Telephone No.: (212) 403-1000
                  Telecopier No.: (212) 403-2000

                  with a copy to:

                  Irell & Manella LLP
                  333 South Hope Street, Suite 3300
                  Los Angeles, California 90071
                  Attention:  Anthony T. Iler
                  Telephone No.:  (213) 620-1555
                  Telecopier No.:  (213) 229-0515

                  If to Investor:

                  Investor International (Cayman) Limited
                  P.O. Box 309
                  Ugland House
                  South Church Street
                  Grand Cayman
                  Cayman Islands
                  British West Indies
                  Attention:  Alain Andrey
                  Telephone No.:  (345) 949-8066
                  Telecopier No.:  (345) 949-8080

         5.2 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except as otherwise specifically provided in this Agreement.

         5.5 ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties (except as otherwise expressly provided herein). Nothing contained in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         5.6 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to rules respecting conflicts of law.

         5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         5.9 CONSTRUCTION. All Section references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "HEREOF", "HEREUNDER", "HEREIN" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular Section of this Agreement and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

                             WJ COMMUNICATIONS, INC.

                             By:_______________________________________
                                      Malcolm J. Caraballo

                             Its: President and Chief Executive Officer

                             INVESTOR INTERNATIONAL
                             (CAYMAN) LIMITED

                             By:_______________________________________

                             Its:______________________________________